Exhibit 99.1
Chart Industries Reports 2016 Second Quarter Results

Cleveland, Ohio - July 28, 2016 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy and biomedical industries, today reported results for the second quarter ended June 30, 2016. Highlights include:

•	Record short lead-time shipments in the quarter

•	Strong operating cash flow of $49 million

•	Addition of William C. Johnson as President and Chief Operating Officer

Net income for the second quarter of 2016 was $21.2 million, or $0.68 per diluted share. Second quarter 2016 earnings would have been $0.72 per diluted share excluding $2.1 million, or $0.04 per diluted share, of restructuring and acquisition-related costs. This compares with net income of $17.2 million, or $0.56 per diluted share, for the second quarter of 2015. Second quarter 2015 earnings would have been $0.60 per diluted share excluding $1.7 million, or $0.04 per diluted share, of restructuring and acquisition-related costs, including facility shutdown costs.

Net sales for the second quarter of 2016 decreased 8.6% to $247.1 million from $270.3 million in the comparable period a year ago. Gross profit for the second quarter of 2016 was $87.0 million, or 35.2% of sales, versus $74.9 million, or 27.7% of sales, in the comparable quarter of 2015.

“We delivered better than anticipated results in our Energy & Chemicals (“E&C”) segment through solid project execution, several short lead-time replacement equipment opportunities supported by our newly created LifeCycle aftermarket service offering, and contract expiration fees related to project development, which highlight our unique capabilities and competitive strengths. The short lead-time shipments were a record in the quarter and eclipsed the prior record set in the fourth quarter of 2015," stated Sam Thomas, Chart’s Chairman and Chief Executive Officer.

Mr. Thomas added, “We are focused on our working capital initiatives and are making good headway as we delivered another consecutive quarter with strong operating cash flow, despite continued weakness in energy markets. Our geographic and product diversification highlights further advantages to support continued cash flow generation. In July 2016, Bill Johnson joined us as President and COO, bringing operational and strategic talent that will help further these initiatives.”

Orders received in the second quarter of 2016 were $270.3 million, an increase of $71.0 million over orders received during the first quarter of 2016. In addition to the typical seasonality of the business, order levels improved over the first quarter as we were awarded a number of significant projects across a variety of end markets within our Distribution & Storage ("D&S") and BioMedical segments, including a $16 million emerging energy application award and continued downstream LNG activity in D&S. Backlog at June 30, 2016 was $392.5 million, up 2.6% from the March 31, 2016 level of $382.4 million.

Selling, general and administrative ("SG&A") expenses for the second quarter of 2016 increased $3.3 million compared with the same period in 2015 to $48.9 million, or 19.8% of sales. SG&A increased due to higher variable short-term compensation expense which was accelerated compared to the prior year quarter, as well as unfavorable reserves recorded at D&S Asia during the current quarter. Second quarter 2016 SG&A also included $1.0 million in severance costs associated with cost reduction initiatives and other restructuring-related charges.

Income tax expense was $11.0 million for the second quarter of 2016 and represented an effective tax rate of 35.9% compared with $6.9 million in the prior year quarter, or an effective tax rate of 28.7%.  The effective tax rate for the current quarter is higher than 2015's second quarter rate primarily as a result of tax losses in China, for which no benefit is recorded.

Net interest expense was $4.2 million for the second quarter of 2016, which included $3.1 million of non-cash accretion expense associated with the Company’s Convertible Notes. Net cash interest was $1.1 million.

SEGMENT HIGHLIGHTS
E&C segment sales decreased 33.0% to $61.2 million for the second quarter of 2016 compared with $91.3 million for the same quarter in the prior year. The decline was due to lower sales volume seen across all product lines given continued challenging energy market conditions. E&C gross profit margins were 52.1% in the 2016 quarter compared with 30.3% in the same quarter of 2015. The improved margins were due to multiple short lead-time shipments, contract expiration fees, Lifecycle aftermarket services, favorable execution and project completions during the quarter. The impact from the short lead-time shipments and contract expiration fees contributed about $31 million to E&C’s gross profit in the quarter. These short lead-time opportunities are typically critical shut-down situations to our customers which require us to respond immediately to supply replacement equipment. Although the timing of these events is not predictable, they are recurring in nature and are an important part of our business and service to customers.

D&S segment sales increased 6.4% to $129.6 million for the second quarter of 2016 compared with $121.8 million for the same quarter in the prior year. Sales in North America and Europe increased as a result of revenue recognized on projects related to both LNG and industrial gas applications. D&S gross profit margins were 25.6% compared with 23.4% in the prior year quarter due to lower restructuring costs and improved volume in the current quarter.

BioMedical segment sales decreased 1.4% to $56.3 million for the second quarter of 2016 compared with $57.1 million for the same quarter in the prior year. The decrease is primarily due to lower revenues in North American respiratory and commercial oxygen generation, partially offset by an increase of new product revenues in life sciences and liquid oxygen revenues in Europe. BioMedical gross profit margin increased to 38.8% in the quarter compared with 32.8% for the same period in 2015 primarily due to product mix and lower warranty costs.

OUTLOOK
Based on year-to-date results, continued weak order trends in E&C and business expectations for the remainder of 2016, we are adjusting 2016 guidance with sales now expected to be in the range of $850 million to $900 million. Full year adjusted earnings per diluted share (non-GAAP) are now expected to be in the range of $0.75 to $0.95 per share, on approximately 30.9 million weighted average shares outstanding. This compares with previous sales guidance of $900 million to $1.0 billion and adjusted earnings per diluted share (non-GAAP) guidance of $0.50 to $1.00. Adjusted earnings per diluted share is a non-GAAP measure, which excludes the impact from any restructuring and acquisition-related costs.

FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; our ability to control our costs and successfully manage our operations; a delay in the anticipated timing of LNG infrastructure build out or a delay or failure to receive orders; the potential for negative developments in the natural gas industry related to hydraulic fracturing; competition; potential future impairment of the Company’s significant goodwill and other intangibles; changes in government energy policy or the failure of expected changes in policy to materialize; the modification or cancellation of orders in our backlog; loss of key employees; challenges and uncertainties associated with efforts to acquire and integrate product lines or businesses; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; fluctuations or adjustments in the Company’s effective tax rate; changes in government healthcare regulations and reimbursement policies; litigation and disputes involving the Company, including product liability, contract, warranty, intellectual property, employment and environmental claims; fluctuations in foreign currency exchange and interest rates; general economic, political, business and market risks associated with the Company's international operations and transactions; variability in operating results associated with unanticipated increases in warranty returns of Company products; technological security threats; financial distress of third parties; our ability to protect our intellectual property; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; the pricing and availability of raw materials; the cost of compliance with environmental, health and safety laws; claims that our products or processes infringe intellectual property rights of others; additional liabilities related to taxes; deterioration of employee or labor relations; increased governmental regulation; risks associated with our indebtedness, leverage and liquidity; and volatility and fluctuations in the price of the Company’s stock.

For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, a large portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia, Europe and South America. For more information, visit: http://www.chartindustries.com.

USE OF NON-GAAP FINANCIAL INFORMATION
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by SEC rules are used.  The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. See the last page of this news release for a reconciliation of adjusted earnings per diluted share, a non-GAAP measure included in this release.

With respect to the Company's full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per diluted share because certain items may have not yet occurred or are out of the Company's control and / or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its second quarter 2016 results on a conference call on Thursday, July 28, 2016 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chartindustries.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 48515431. The telephone replay will be available beginning 1:30 p.m. ET, Thursday July 28, 2016 until 11:59 p.m. ET, Thursday, August 4, 2016.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Ken Webster
Vice President and
Chief Financial Officer
216-626-1216
ken.webster@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Sales	$247,095	$270,252	$440,852	$515,357
Cost of sales	160,144	195,372	301,200	367,954
Gross profit	86,951	74,880	139,652	147,403
Selling, general and administrative expenses	48,896	45,628	98,432	98,790
Amortization	3,116	4,123	6,244	8,527
Operating expenses	52,012	49,751	104,676	107,317
Operating income	34,939	25,129	34,976	40,086
Other expenses:
Interest expense, net	4,171	3,999	8,265	7,921
Financing costs amortization	321	321	642	647
Foreign currency (gain) loss	(93)	(3,141)	113	(77)
Other expenses, net	4,399	1,179	9,020	8,491
Income before income taxes	30,540	23,950	25,956	31,595
Income tax expense	10,977	6,868	11,065	9,238
Net income	19,563	17,082	14,891	22,357
Noncontrolling interests, net of taxes	(1,590)	(75)	(1,611)	(46)
Net income attributable to Chart Industries, Inc.	$21,153	$17,157	$16,502	$22,403
Net income attributable to Chart Industries, Inc. per common share:
Basic	$0.69	$0.56	$0.54	$0.73
Diluted	$0.68	$0.56	$0.53	$0.73
Weighted average number of common shares outstanding:
Basic	30,582	30,495	30,575	30,481
Diluted	30,939	30,735	30,904	30,693

Comprehensive income, net of taxes	$13,471	$19,777	$15,315	$17,207
Less: Comprehensive loss attributable to noncontrolling interests, net of taxes	(1,708)	(41)	(1,705)	(41)
Comprehensive income attributable to Chart Industries, Inc., net of taxes	$15,179	$19,818	$17,020	$17,248

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net Cash Provided By Operating Activities	$48,650	$7,106	$86,829	$7,994
Investing Activities
Capital expenditures	(4,186)	(9,651)	(9,418)	(24,479)
Payments for land use rights	—	(11,043)	—	(11,043)
Proceeds from sale of assets	—	192	—	200
Government grants	612	—	612	—
Acquisition of businesses, net of cash acquired	(1,383)	—	(1,383)	(320)
Net Cash Used In Investing Activities	(4,957)	(20,502)	(10,189)	(35,642)
Financing Activities
Borrowings on revolving credit facilities	—	12,377	3,820	12,377
Repayments on revolving credit facilities	(760)	(743)	(3,816)	(743)
Borrowings on term loan	13,167	—	13,167	—
Repayments on term loan	(1,508)	—	(1,508)	—
Proceeds from exercise of options	5	47	17	469
Excess tax benefit from share-based compensation	30	—	54	130
Payment of contingent consideration	—	(611)	—	(611)
Common stock repurchases	(42)	(15)	(643)	(823)
Other financing activities	—	—	—	(157)
Net Cash Provided By Financing Activities	10,892	11,055	11,091	10,642
Effect of exchange rate changes on cash	(481)	1,859	1,719	(3,765)
Net increase (decrease) in cash and cash equivalents	54,104	(482)	89,450	(20,771)
Cash and cash equivalents at beginning of period	159,054	83,367	123,708	103,656
Cash and Cash Equivalents at End of Period	$213,158	$82,885	$213,158	$82,885

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	June 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Cash and cash equivalents	$213,158	$123,708
Accounts receivable, net	150,902	183,514
Inventories, net	191,681	199,302
Other current assets	53,119	80,706
Property, plant and equipment, net	261,613	266,277
Goodwill	218,990	218,390
Identifiable intangible assets, net	100,339	106,714
Other assets	19,654	21,529
TOTAL ASSETS	$1,209,456	$1,200,140

LIABILITIES AND EQUITY
Current liabilities	$234,948	$262,039
Long-term debt	228,810	213,798
Other long-term liabilities	49,122	48,567
Equity	696,576	675,736
TOTAL LIABILITIES AND EQUITY	$1,209,456	$1,200,140

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Sales
Energy & Chemicals	$61,195	$91,339	$99,154	$178,809
Distribution & Storage	129,600	121,813	237,097	226,884
BioMedical	56,300	57,100	104,601	109,664
Total	$247,095	$270,252	$440,852	$515,357
Gross Profit
Energy & Chemicals	$31,873	$27,680	$37,344	$52,543
Distribution & Storage	33,230	28,485	62,645	58,533
BioMedical	21,848	18,715	39,663	36,327
Total	$86,951	$74,880	$139,652	$147,403
Gross Profit Margin
Energy & Chemicals	52.1%	30.3%	37.7%	29.4%
Distribution & Storage	25.6%	23.4%	26.4%	25.8%
BioMedical	38.8%	32.8%	37.9%	33.1%
Total	35.2%	27.7%	31.7%	28.6%
Operating Income (Loss)
Energy & Chemicals	$22,124	$19,540	$19,926	$34,831
Distribution & Storage	13,005	10,845	22,835	21,157
BioMedical	10,552	6,000	17,204	9,236
Corporate	(10,742)	(11,256)	(24,989)	(25,138)
Total	$34,939	$25,129	$34,976	$40,086

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	June 30, 2016	March 31, 2016
Orders
Energy & Chemicals	$53,016	$8,774
Distribution & Storage	156,030	139,376
BioMedical	61,221	51,109
Total	$270,267	$199,259

	As of
	June 30, 2016	March 31, 2016
Backlog
Energy & Chemicals	$114,562	$122,648
Distribution & Storage	252,502	239,978
BioMedical	25,433	19,819
Total	$392,497	$382,445

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,
	2016	2015
Earnings per diluted share	$0.68	$0.56
Restructuring and acquisition-related costs	0.04	0.04
Adjusted earnings per diluted share	$0.72	$0.60